Structured Products	Filed Pursuant to Rule 433 Registration No. 333-131970
December 1, 2006

Credit Suisse (USA), Inc
Reverse Convertible Notes (RevertiblesTM)

Interest:	Investors will receive quarterly interest payments on the Revertibles at the relevant rates and on the interest payment dates set forth in the applicable pricing supplement.

Payment at Maturity:	The redemption amount that investors receive will be based upon the performance of the relevant reference shares:

•

If the closing price of the reference shares has not been less than the knock-in level on any trading day from but not including the trade date to and including the valuation date, OR if the closing price of the reference shares is at or above the initial share price on the valuation date, the redemption amount is the cash delivery amount, which is 100% of the principal amount of your securities.

• Otherwise the redemption amount is a number of reference shares per $1,000 principal amount of securities equal to $1,000 divided by the initial share price.

This free writing prospectus relates to separate Revertibles securities offerings set forth in the table below. Each Revertible is linked to the performance of underlying shares, referred to as the reference shares. The following are summary indicative terms (subject to change and completion) that relate to each separate Revertibles securities offering:

Issuer:	Credit Suisse (USA), Inc. (Aa3, AA-)

Registration and Listing:	The Revertibles will be registered with the Securities and Exchange Commission and will not be listed on any exchanges.

Minimum Denomination:	Denominations of U.S. $1,000 per note and integral multiples of U.S. $1,000 in excess thereof.

Trade Date:	December 21, 2006

Settlement Date:	December 29, 2006

Valuation Date:	June 25, 2007 * or December 21, 2007**

Maturity Date:	June 29, 2007 * or December 28, 2007**

Initial Share Price:	The closing price of the reference shares on the trade date

Final Share Price:	The closing price of the reference shares on the valuation date

Knock-in Level:	The initial share price multiplied by a percentage set forth below

Reference Shares	Link to Prospectus	Bloomberg Ticker	Coupon p.a.	Knock-in Level	CUSIP
JDS Uniphase Corp. *	2006-76	JDSU	14.00%	70%	225434DZ9
Mastercard Inc. *	2006-77	MA	12.00%	75%	225434DY2
Palm, Inc. *	2006-78	PALM	17.25%	75%	225434DX4
SanDisk Corp. *	2006-79	SNDK	17.50%	75%	225434DV8
Arch Coal, Inc. **	2006-80	ACI	13.25%	70%	225434EC9
Gymboree, Corp. **	2006-81	GYMB	13.00%	75%	225434EA3
Southern Copper Corp. **	2006-82	PCU	15.50%	80%	225434DW6
Electronic Arts, Inc. **	2006-83	ERTS	9.00%	80%	225434EB1

*                    Valuation Date on June 25, 2007; Maturity Date on June 29, 2007

**             Valuation Date on December 21, 2007; Maturity Date on December 28, 2007

Credit Suisse (USA), Inc. has filed a registration statement (including preliminary prospectus, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for each securities offering to which this offering summary relates. Before you invest, you should read for each separate securities offering the pricing supplement subject to completion dated November 29, 2006, product supplement dated November 1, 2006, prospectus supplement dated September 6, 2006 and prospectus dated February 21, 2006 in that registration statement and the other documents relating to this offering that Credit Suisse (USA), Inc has filed with the SEC for more complete information about Credit Suisse (USA), Inc. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse (USA), Inc., any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

Investment Considerations:

You may lose part or all of your principal amount. If the closing price of the reference shares on the relevant exchange is less than the knock-in level at any time from but not including the trade date to and including the valuation date and the final share price is lower than the initial share price at maturity, you will not be paid 100% of the principal amount of your securities.

You will not receive more than your principal amount at maturity. At maturity, you will under no circumstances receive more than the principal amount of your securities, and the total payment you receive over the term of the securities will never exceed the principal amount of the securities plus the coupon payments paid during the term of the securities.

No ownership rights in reference shares. An investment in the securities does not entitle you to any ownership interest or rights in the reference shares, such as voting rights, dividend payments or other distributions.

The securities are most suitable for purchase and holding until the maturity date. The securities are a new issue of securities with no established trading market. Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the securities. However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Possible illiquidity of secondary market. The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market price of the securities may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.

Additional Information:

This free writing prospectus provides a summary of the terms of the Revertibles and factors that you should consider before deciding to invest in the securities. You should read this summary together with the preliminary pricing supplement subject to completion dated November 29, 2006, product supplement dated November 1, 2006, prospectus supplement dated September 6, 2006 and prospectus dated February 21, 2006 to understand fully the terms of the Revertibles securities offerings and other considerations that are important in making a decision about investing in the Revertibles. You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” section of the product supplement and prospectus for the Revertibles securities offering, which sets forth a number of risks related to the securities.

You may access these documents on the SEC website at www.sec.gov by clicking on the hyperlink to the prospectus in this document or as follows:

http://www.sec.gov/Archives/edgar/data/29646/000104746906014590/a2174901z424b2.htm

http://www.sec.gov/Archives/edgar/data/29646/000104746906014593/a2174907z424b2.htm

http://www.sec.gov/Archives/edgar/data/29646/000104746906014592/a2174900z424b2.htm

http://www.sec.gov/Archives/edgar/data/29646/000104746906014594/a2174902z424b2.htm

http://www.sec.gov/Archives/edgar/data/29646/000104746906014595/a2174903z424b2.htm

http://www.sec.gov/Archives/edgar/data/29646/000104746906014591/a2174904z424b2.htm

http://www.sec.gov/Archives/edgar/data/29646/000104746906014597/a2174905z424b2.htm

http://www.sec.gov/Archives/edgar/data/29646/000104746906014596/a2174906z424b2.htm